Exhibit 99.1

OmniAb Reports Third Quarter 2026 Financial Results and Business Highlights

Raises Full Year 2026 Revenue and Cash Outlook on Continued Business Momentum
Conference Call to Begin Today at 8:00 a.m. ET

EMERYVILLE, Calif. (October 30, 2026) – OmniAb, Inc. (NASDAQ: OABI), a provider of cutting-edge discovery research technology to enable the discovery of next-generation therapeutics, today reported financial results for the three and nine months ended September 30, 2026, provided operating and partner program progress, and updated 2026 financial guidance.

“Our strong third-quarter 2026 performance reflects our licensing execution and our focus on driving value for our stakeholders within an efficient business model built on highly differentiated technologies,” stated Matt Foehr, Chief Executive Officer of OmniAb. “In addition, the expanded commercial launch of xPloration®, the introduction of OmniTides™, and continued progress across our portfolio of milestone- and royalty-bearing partnered programs reinforce our confidence in the durability of our revenue base and our long-term growth potential. Based on our performance to date and our expectation for the remainder of the year, we are again raising our revenue guidance and cash outlook.”

Third Quarter 2026 Financial Results

Revenue for the third quarter of 2026 was $4.0 million, compared with $2.2 million in the prior-year period, with the increase driven primarily by service revenue and xPloration revenue. Service revenue increased primarily due to increased work performed on antibody and ion channel programs, and xPloration revenue increased on higher instrument sales and related consumables.

Cost of xPloration revenue was $0.3 million for the third quarter of 2026, compared with $0.03 million for the same period in 2025. The increase was due to increased instrument and consumable sales. Research and development expense was $9.6 million for the third quarter of 2026, compared with $10.4 million for the same period in 2025, with the decrease due to lower personnel expense related to share-based compensation and salary expense and lower facility-related costs. General and administrative expense was $7.2 million for the third quarter of 2026, compared with $6.8 million for the same period in 2025, with the increase primarily due to higher external expenses, including legal and other public company expenses and was partially offset by lower personnel expense related to share-based compensation.

Amortization of intangibles decreased to $3.1 million for the third quarter of 2026, compared with $3.2 million for the same period in 2025. Other operating expense (income) increased to $0.2 million for the third quarter of 2026 from ($0.03) million for the same period in 2025 and primarily included contingent liability adjustments associated with certain ion channel programs.

Total costs and operating expenses were $20.4 million for the third quarter of 2026 and 2025.

Cash costs and operating expenses were $13.7 million for the third quarter of 2026, compared with $12.3 million for the same period in 2025 (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure).

Net loss for the third quarter of 2026 was $15.7 million, or $0.12 per share, compared with a net loss of $16.5 million, or $0.14 per share, for the same period in 2025.

Year-to-Date Financial Results

Revenue for the nine months ended September 30, 2026 was $31.8 million, compared with $10.3 million for the same period in 2025, with the increase primarily related to milestone revenue. In addition, service revenue increased primarily due to increased work performed on antibody and ion channel programs, and xPloration revenue increased on higher instrument sales and related consumables.

Cost of xPloration revenue was $0.9 million for the nine months ended September 30, 2026, compared with $0.3 million for the same period in 2025. The increase was due to increased instrument and consumable sales. Research and development expense was $28.8 million for the nine months ended September 30, 2026, compared with $33.8 million for the same period in 2025, with the decrease due to lower personnel expense related to share-based compensation and salary expense, lower external expenses primarily from certain antibody programs, and lower facility-related costs. General and administrative expense was $20.5 million for nine months ended September 30, 2026, compared with $22.4 million for the same period in 2025, with the decrease primarily due to lower personnel expense related to share-based compensation and salary expense.

Amortization of intangibles increased to $12.1 million for the nine months ended September 30, 2026, compared with $9.7 million for the same period in 2025, primarily due to a $2.9 million non-cash impairment related to the discontinuation of certain legacy small-molecule ion channel programs recorded in the first quarter of 2026.

Other operating expense (income) for the nine months ended September 30, 2026 was $0.3 million compared to ($2.7) million for the same period in 2025. The prior-year period included a $3.0 million one-time gain from the sale of a small-molecule program in the second quarter of 2025.

Total costs and operating expenses were $62.7 million for the nine months ended September 30, 2026, compared with $63.5 million for the same period in 2025.

Cash costs and operating expenses were $39.2 million for the nine months ended September 30, 2026, compared with $38.9 million for the same period in 2025 (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure).

Net loss for the nine months ended September 30, 2026 was $29.3 million, or $0.23 per share, compared with a net loss of $50.6 million, or $0.46 per share, for the same period in 2025.

As of September 30, 2026, OmniAb had cash, cash equivalents and short-term investments of $64.2 million.

2026 Financial Guidance

OmniAb revises 2026 financial guidance and now expects revenue to be in the range of $35 million to $39 million, versus $32 million to $36 million previously, and costs and operating expenses to be in the range of $83 million to $87 million, versus $84 million to $88 million previously. Cash costs and operating expenses are expected to be in the range of $50 million to $54 million, versus $51 million to $55 million previously (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure). The Company now expects to end the year with cash and cash equivalents in the range of $53 million to $57 million, versus $49 million to $53 million previously. The full-year 2026 effective tax rate is expected to be approximately 0%.

Third Quarter 2026 and Recent Business Highlights

As of September 30, 2026, the Company had 111 active partners and 433 active programs. The active programs include 34 OmniAb-derived clinical and commercial programs including multiple late-stage antibodies described as potential best in class or first in class therapeutics pursuing multiple indications.

During the third quarter of 2026, OmniAb entered into a new global collaboration and license agreement with Eli Lilly and Company for a new ion channel program. Under the terms of the agreement, OmniAb received an up-front payment and is eligible to receive up to $370 million in research, development, and commercial milestone payments, as well as tiered royalties on global net sales. The therapeutic target and modality are undisclosed.

In October, OmniAb also hosted an Investor & Analyst Day, highlighting expanded commercial access to its xPloration platform and introducing OmniTides, its new peptide discovery offering.

xPloration Platform Expanded Commercial Access and Revenue Outlook

•OmniAb announced the expansion of commercial access to its xPloration platform, making the AI-powered, high-throughput single B-cell screening platform available for purchase by all customers beginning in October 2026, thus expanding commercial access beyond the Partner Access Program launched in 2025.
•The broader commercial launch addresses an estimated market opportunity of more than $500 million and is expected to create synergistic opportunities across OmniAb’s business lines, including technology licensing.
•The xPloration platform is positioned to deliver durable revenue streams to the business from instrument sales, and related recurring revenue. OmniAb expects xPloration revenue in 2026 to be between $2 million and $3 million and expects xPloration revenue to double in 2027 and to double again in 2028.

OmniTides Platform Introduction

•OmniTides is OmniAb’s new peptide discovery offering powered by the OmniUltra™ transgenic chicken platform that is designed to provide an integrated discovery-to-synthesis workflow, with available peptide manufacturing by qualified CROs, to generate tailored, naturally optimized peptides for a range of therapeutic applications.
•The platform incorporates in vivo optimization driven by Biological Intelligence™ early in discovery and can support efficient progression to chemical synthesis and development.

Partner program highlights from the third quarter of 2026 and recent weeks included the following:

TEV- ’408

•Teva Pharmaceuticals announced positive topline results from an ongoing Phase 2a study of TEV-’408, an investigational anti-interleukin-15 monoclonal antibody, in adults with celiac disease. The study met its primary endpoint, demonstrating statistically significant and clinically meaningful prevention of gluten-induced intestinal damage versus placebo at week 8. TEV-’408 was well-tolerated, with no safety signals observed to date.
•At week 8 (the end of the GC) TEV-’408 showed statistically significant and clinically meaningful prevention of gluten-induced intestinal damage versus placebo, as measured by the trial’s primary endpoint of Vh:Cd ratio with a least squares (LS) mean change from baseline of -0.43 compared with -0.88 for placebo (treatment difference of 0.45, 95% CI: (0.06, 0.84), p<0.05). Data also showed a favorable effect on intestinal inflammation as measured by density of intraepithelial lymphocytes (IELs) compared with placebo; the LS Mean change from baseline in the density of IELs, was an increase of 27.60 for placebo compared to 0.37 for TEV ‘408 treated participants (treatment difference of -27.23, 95% CI: (-39.67, -14.79)). TEV-‘408 demonstrated lower GI symptom scores versus placebo, as assessed using the Celiac Disease Symptom Diary (CDSD), a patient-reported outcome (PRO).

IMVT-1402

•Immunovant expects to provide further updates on the potentially registrational IMVT-1402 difficult-to-treat rheumatoid arthritis program in the second half of calendar year 2026. In calendar year 2027, topline data are anticipated for the potentially registrational trials evaluating IMVT-1402 in Graves’ disease and myasthenia gravis. Topline data are expected to follow in calendar year 2028 for the potentially registrational trials of IMVT-1402 in chronic inflammatory demyelinating polyneuropathy and Sjögren’s disease.

Precemtabart tocentecan (M9140)

•Merck KGaA’s Phase 3 PROCEADE®-CRC-03 trial evaluating precemtabart tocentecan, a potential first‑in‑class investigational anti‑CEACAM5 antibody‑drug conjugate (ADC), for the treatment of metastatic colorectal cancer is ongoing. The Phase 3 study will assess the efficacy and safety of precemtabart tocentecan, alone or with bevacizumab, in patients with metastatic colorectal cancer who are intolerant- or refractory-to, or progressed after, systemic therapies.

Batoclimab

•On October 22, Harbour BioMed announced that the National Medical Products Administration (NMPA) of China has approved the Biologics License Application for batoclimab injection, for the treatment of generalized myasthenia gravis (gMG) in adult patients who are anti-acetylcholine receptor (AChR) antibody positive. The approval is supported by positive results from a pivotal Phase 3 clinical study conducted at 27 centers in China.
•Pursuant to the license agreement entered into between Harbour BioMed and NBP Pharma, commercialization of batoclimab in the Greater China region (Mainland China, Hong Kong,

Macau, and Taiwan) will be conducted by NBP Pharma, a subsidiary of CSPC Pharmaceutical Group.
•Batoclimab was originally developed by HanAll Biopharma Co., Ltd. and licensed to Harbour BioMed in 2017 under a strategic collaboration and license agreement.

Conference Call and Webcast
OmniAb management will host a conference call with accompanying slides today beginning at 8:00 a.m. ET (5:00 a.m. PT) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 461-5787 using the conference ID 357845940. Slides, as well as the live and replay webcast, are available here.

About OmniAb®
OmniAb licenses cutting-edge discovery research technology to the pharmaceutical and biotech industries and academic institutions to enable the discovery of next-generation therapeutics. The Company’s technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for its partners’ drug development efforts. This includes xPloration®, the Company's AI-powered, high-throughput single B-cell screening platform. At the heart of the OmniAb platform is something the Company calls Biological Intelligence™, which powers the immune systems of its proprietary, transgenic animals to create optimized candidates for human therapeutics. The Company primarily derives revenue from license fees for technology access, milestones from partnered programs and service revenue from research programs as well as revenue associated with the xPloration platform.

For more information, please visit www.omniab.com.

Forward-Looking Statements
OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding the value of our portfolio and growth prospects of our business, including expected revenues from xPloration and the durability thereof; the ability to leverage our technologies and business and to do so efficiently; the ability to add new partners and programs; the potential addressable markets for our technologies; the ability to expand the reach of our technologies, including xPloration, OmniUltra and OmniTides; continuation of our innovation efforts and the expected value and performance of our technologies, including their potential to enable the discovery of next generation therapeutics, and the opportunities they may create; scientific presentations and clinical and regulatory events of our partners and the timing thereof and their perspectives on and expectations for their product candidates, including the potential for them to be first-in-class or best-in-class; and our 2026 financial guidance. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future operating results and success are dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; risks associated with quality and timing in manufacturing our xPloration instruments and related consumables and our reliance on a limited number of third-party manufacturers and suppliers; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; government healthcare reform, legislative measures and regulatory developments in the United States and foreign countries; we may not achieve our financial guidance or projected revenues from xPloration; our operating expenses may be higher than we anticipate, including if we decide to engage in activities not currently in our plan or if we face unexpected, or higher than anticipated, expenses; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information
The information in this press release regarding our partners’ product candidates, clinical trials, and regulatory matters comes from information publicly released by those partners.

Note Regarding Use of Non-GAAP Financial Measure
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also actual and projected cash costs and operating expenses, which is a non-GAAP financial measure, adjusted to exclude share-based compensation, depreciation and amortization of intangibles. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, OmniAb believes the presentation of actual and projected non-GAAP cash costs and operating expenses, when viewed in conjunction with GAAP figures, provides investors with a more meaningful understanding of our operating performance. Cash costs and operating expense is not intended to be considered in isolation or as a substitute for costs and operating expenses. A reconciliation between actual and projected GAAP costs and operating expenses and non-GAAP costs and operating expenses is provided later in this press release.

Contacts:
OmniAb, Inc.
investors@OmniAb.com
X @OmniAbTech

Alliance Advisors IR
Vivian Cervantes
vcervantes@allianceadvisors.com
(973) 873-7724
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,883	$25,524
Short-term investments	41,327	28,501
Accounts receivable, net	2,573	7,390
Prepaid expenses and other current assets	4,195	3,926
Total current assets	70,978	65,341
Intangible assets, net	113,015	125,149
Goodwill	83,979	83,979
Property and equipment, net	7,939	9,428
Operating lease right-of-use assets	13,865	15,545
Restricted cash	560	560
Other long-term assets	584	912
Total assets	$290,920	$300,914
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,405	$1,879
Accrued expenses and other current liabilities	5,412	6,291
Current contingent liabilities	793	1,044
Current deferred revenue	5,238	3,161
Current operating lease liabilities	4,005	3,879
Total current liabilities	16,853	16,254
Long-term contingent liabilities	219	315
Deferred income taxes, net	756	785
Long-term operating lease liabilities	14,133	16,455
Long-term deferred revenue	9,735	—
Other long-term liabilities	64	78
Total liabilities	41,760	33,887
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at September 30, 2026 and December 31, 2025; no shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at September 30, 2026 and December 31, 2025; 145,855,652 and 144,308,383 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	15	14
Additional paid-in capital	444,690	433,180
Accumulated other comprehensive income (loss)	(72)	12
Accumulated deficit	(195,473)	(166,179)
Total stockholders’ equity	249,160	267,027
Total liabilities and stockholders’ equity	$290,920	$300,914

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
License and milestone revenue	$100	$616	$21,640	$3,879
Service revenue	2,835	1,188	7,415	5,027
xPloration revenue	703	74	1,918	724
Royalty revenue	355	361	862	660
Total revenue	3,993	2,239	31,835	10,290
Costs and operating expenses:
Cost of xPloration revenue	309	29	934	294
Research and development	9,553	10,379	28,779	33,845
General and administrative	7,244	6,777	20,516	22,376
Amortization of intangibles	3,053	3,228	12,134	9,684
Other operating expense (income), net	202	(34)	306	(2,706)
Total costs and operating expenses	20,361	20,379	62,669	63,493
Loss from operations	(16,368)	(18,140)	(30,834)	(53,203)
Other income (expense), net:
Interest income	524	462	1,445	1,435
Other income (expense), net	(11)	(8)	57	20
Total other income, net	513	454	1,502	1,455
Loss before income taxes	(15,855)	(17,686)	(29,332)	(51,748)
Income tax benefit	127	1,161	38	1,148
Net loss	$(15,728)	$(16,525)	$(29,294)	$(50,600)

Net loss per share, basic and diluted	$(0.12)	$(0.14)	$(0.23)	$(0.46)

Weighted-average shares outstanding, basic and diluted	129,295	114,726	128,782	108,865

OMNIAB, INC.
RECONCILIATION OF GAAP COSTS AND OPERATING EXPENSES TO NON-GAAP CASH COSTS AND OPERATING EXPENSES

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Costs and operating expenses (GAAP)	$20,361	$20,379	$62,669	$63,493
Less: Depreciation of property and equipment	558	862	1,741	2,692
Less: Amortization of intangible assets	3,053	3,228	12,134	9,684
Less: Share-based compensation	3,058	3,963	9,557	12,218
Cash costs and operating expenses (Non-GAAP)	$13,692	$12,326	$39,237	$38,899

(in millions)	2026 Forecast
Costs and operating expenses (GAAP)	$83 to $87
Less: Depreciation and amortization	18
Less: Share-based compensation	15
Cash costs and operating expenses (Non-GAAP)	$50 to $54